Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2004 relating to the financial statements and financial statement schedule of Hughes Supply, Inc., which appears in Hughes Supply, Inc.’s Annual Report on Form 10-K for the year ended January 30, 2004.

We also consent to the incorporation by reference in this Registration Statement of our report dated August 11, 2004 relating to the financial statements, which appears in the Annual Report of the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust on Form 11-K for the year ended January 31, 2004.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

August 25, 2004